EXHIBIT 99.1

PFO Global Receives Additional $828,800 Investment from Hillair Capital

IRVING, TX--(Marketwired – April 15, 2016) - PFO Global, Inc. (OTCQB: PFGB), (“PFO Global” or the “Company”), the innovative manufacturer and commercial provider of advanced prescription lenses, finished eyewear and vision technologies, as well as the exclusive North and South American distributor for Optima lenses, today announced Hillair Capital Investments L.P. (“Hillair Capital”) has invested an additional $828,800 in the in the Company.

On April 14, 2016, Hillair Capital and the Company entered into a securities purchase agreement for an additional aggregate of $828,800 in principal amount of an original issue discount senior secured convertible debenture, bringing their total investment to date to approximately $7.6 million.

Matt Cevasco, President and CEO of PFO Global, Inc., stated “We’re pleased that our financing partner Hillair Capital continues to support us through additional investments into the company.  Our goal at PFO Global remains to provide the highest quality eyewear and lenses at the most competitive price points, while facilitating logistical efficiency via proprietary technology. I continue to believe there exists a timely opportunity to disrupt the current prescription lens retail market and highly fragmented global optical industry paradigm”.

Cevasco continued, “I also want to address our filing of our still pending 2015 Form 10K. As you know, we filed a notification of late filing with the SEC on March 30, 2016 indicating we needed more time to complete our financials as a result of last year’s merger. There remains a technical issue relating to the aggregate market value of the Company following the merger and the reverse split that has delayed the filing. We are seeking guidance from the SEC and expect to get the filing completed as soon as reasonably possible.”

About PFO Global

PFO Global is an innovative manufacturer and commercial provider of advanced prescription lenses, finished eyewear and vision technologies targeted for the global optometrists marketplace. PFO Global's uniquely interactive manufacturing, fulfillment and proprietary online ordering systems combine with its eyewear lens product lines intended to meet the broad array of eyewear markets, from the independent eye care professional offices to finished eyewear products for US Healthcare Entitlement Programs, such as Medicaid and Medicare. Products include: Complete Eyewear, SmartCalc™, Identity™/Acuity™ and Upgrade™ (Digital Free-Form Lenses), Optima-Resolution™ Polycarbonate Lens, Hyper Index™ by ASAHI LITE and VITARIS™. For more information, please visit www.pfoglobal.com.

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT INFORMATION

Jason Assad
PFO Global, Inc.
678-570-6791
Email Contact